Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus and to the incorporation by reference of our report dated August 22, 2019 with respect to the financial statements and financial highlights of the CRM Small Cap Value Fund, CRM Small/Mid Cap Value Fund, CRM Mid Cap Value Fund, CRM All Cap Value Fund, and CRM Long/Short Opportunities Fund (five of the series constituting the CRM Mutual Fund Trust) included in Post-Effective Amendment No. 37 to this Registration Statement (Form N-1A; File No. 333-123998).

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 26, 2020